EXECUTION VERSION

ASSET MANAGEMENT AGREEMENT
THIS ASSET MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of June 10, 2025 (the “Effective Date”), by and between [Owner], a Delaware limited liability company (“Owner”), and EVERGREEN ASSET MANAGEMENT, LLC, a Delaware limited liability company (“Asset Manager” and, together with Owner, each individually, a “Party” and, collectively, the “Parties”).
WHEREAS, Owner is engaged, directly and indirectly through one or more subsidiaries in the business of acquiring, owning, and operating certain single-family residential properties owned by Owner (or its subsidiaries) from time to time, with the intent to lease, hold, and, potentially from time to time, sell such Properties (as defined below), and Asset Manager provides certain asset management and related services with respect to residential real estate properties;
WHEREAS, Owner has engaged or will engage Evergreen Residential Management, LLC, a Delaware limited liability company (“Property Manager”) to perform certain property management services with respect to properties more fully described in that certain property management agreement between Owner and an affiliate of Asset Manager (as may be (in accordance with the terms of such Property Management Agreement) amended, restated, or otherwise modified from time to time, “Property Management Agreement”), dated as of the date hereof, by and between Property Manager and Owner;
WHEREAS, the terms “Property” and “Properties” shall have the meanings given to the in the Property Management Agreement.
WHEREAS, VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (“OP”) engaged Evergreen Development Services, LLC, a Delaware limited liability company (“Service Provider”) to perform certain acquisition-related and project administration services pursuant to that certain Real Estate Development Services Agreement (the “Development Services Agreement”), dated as of the date hereof, by and between Service Provider and OP;
WHEREAS, VineBrook Homes Trust, Inc., the indirect parent of Owner, does not intend for Asset Manager to have any duties or responsibilities that NexPoint Real Estate Advisors V, L.P., a Delaware limited partnership, is responsible for pursuant to the advisory agreement by and between VineBrook Homes Trust, Inc. and NexPoint Real Estate Advisors V, L.P., a Delaware limited partnership; and
WHEREAS, Owner wishes to retain and engage Asset Manager to provide the Services (as hereinafter defined) to Owner pursuant to the terms and subject to the conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Agreement; Term; Representations and Warranties.

(a)Owner hereby retains and engages Asset Manager to perform, and Asset Manager agrees to perform, on the terms set forth herein, certain asset management services, regarding the business of Owner, as further described herein and on Exhibit A hereto and such other services relating to Owner and/or the Properties as may from time to time be reasonably requested by Owner and agreed upon by Asset Manager in writing (the “Services”). Asset Manager shall provide the Services on behalf and for the benefit of Owner (i) in accordance with applicable laws and the express terms of this Agreement, (ii) in the same manner in which, and with the same care, skill, prudence and diligence with which the Asset Manager, or its affiliates, provide similar services with respect to similar assets for other third parties; provided, however, that such care, skill, prudence and diligence shall be at least as favorable as the degree of care, skill, prudence and diligence generally applied by prudent asset managers of residential real estate, exercising reasonable business judgment, and (iii) in adherence to the Approved Annual Budget (as defined in Exhibit A), subject to Permitted Variances (as defined below). The standards described in this Section 1(a) are herein collectively referred to as the “Accepted Management Practices”. The parties acknowledge and agree that any property that becomes a “Property” under the Property Management Agreement, including, without limitation, any Non-EG Sourced Property or Legacy Property (as such terms are defined under the applicable Property Management Agreement), shall automatically become subject to this Agreement.
(b)For the avoidance of doubt, Asset Manager may, in its sole discretion, elect to engage one or more third-party vendors (each, an “Asset Manager Vendor”) to perform the Services for the categories expressly set forth on Exhibit B attached hereto, which categories may be expanded from time to time by Asset Manager subject to Owner’s written approval in Owner’s sole discretion. Owner shall, subject to limitations in the Approved Annual Budget (subject to Permitted Variances), be responsible for all fees, compensation, and other costs or expenses incurred in connection with services provided by Asset Manager Vendors that (i) are, within the institutionally owned single-family rental industry, reasonably and customarily provided by third- parties other than an asset manager, and (ii) do not exceed market rates for Asset Manager Vendors of such type, and Asset Manager shall be responsible for all other fees, compensation and other expenses of Asset Manager Vendors. No such delegation shall relieve Asset Manager of any of its obligations or liabilities hereunder and Asset Manager shall oversee any such third-party vendors to ensure that such delegated Services are provided in accordance with all Accepted Management Practices. Additionally, if Asset Manager holds any licenses or is otherwise required to provide the Services under the name of an affiliate, Asset Manager is authorized to cause each such Asset Manager affiliate to fulfill the obligations of Asset Manager under this Agreement.
(c)The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue unless and until terminated by the applicable Party pursuant to subsection
(i) below.
(i)This Agreement may be terminated upon prior written notice by the applicable Party only for the following reasons upon the time periods set forth below:

(A)immediately by either Party upon the liquidation, winding- up or termination of the existence of Owner, provided, however, in the event such liquidation, winding-up or termination is the result of a transfer of the assets of Owner to a NexPoint Controlled Transferee, and such NexPoint Controlled

Transferee assumes this Agreement, then, Asset Manager shall not be permitted to terminate this Agreement pursuant to this Section 2(c)(i)(A). For purposes of this Agreement, (i) “NexPoint Controlled Transferee” means either or both of (a) an affiliate of Owner, and (b) a Delaware Statutory Trust Controlled by NexPoint Real Estate Advisors IV, L.P., a Delaware limited partnership, or its affiliates, (ii) “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract, or otherwise; and the terms “control”, “controlling” and “controlled” have the meanings correlative to the foregoing; (iii) “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits; and (iv) “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Delaware Statutory Trust, cooperative or association;
(B)immediately by either Party upon (i) (x) Asset Manager or its subsidiaries (each, a “Asset Manager Relevant Person”) or (y) Owner, Vinebrook Home Trust, Inc. or their respective subsidiaries (each, an “Owner Relevant Person”; and together with each Asset Manager Relevant Person, each, a “Relevant Person”), filing a petition for relief under the Bankruptcy Code (as defined below), or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by a Relevant Person in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding such Relevant Person’s insolvency; (iii) a general assignment by a Relevant Person for the benefit of creditors; (iv) a Relevant Person applying for, or the appointment of, a receiver, trustee, custodian or liquidator of a Relevant Person or any of its property or (v) the failure of a Relevant Person to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against a Relevant Person, prior to the earlier of (x) the entry of any court order granting relief sought in such involuntary petition, or (y) one hundred twenty (120) days after the date of filing of such involuntary petition. As used herein “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state, local or foreign bankruptcy or insolvency law;
(C)by the non-defaulting Party for a default by the other Party of any material non-monetary term, representation, covenant, or provision hereof, where such default continues uncured for a period of thirty (30) days after receipt of written notice of such default from the non-defaulting Party; provided, however, that such thirty (30) day period shall be extended for up to an additional sixty (60) days to the extent the underlying default is not reasonably susceptible of cure within such thirty (30) day period and so long as the defaulting party has commenced and is diligently pursuing a cure;
(D)by the non-defaulting Party for a default by the other Party of any monetary term, covenant or provision hereof where such default continues uncured for a period of thirty (30) days after receipt of written notice of such default from the non-defaulting Party;
(E)Intentionally Omitted; or
(F)in connection with the termination of the Property Management Agreement with Owner in accordance with the terms thereof or the terms of that certain letter agreement between Property Manager, OP and Evergreen Development Services, a Delaware limited liability company, dated as of the Effective Date (the “Letter Agreement”), either Party may simultaneously terminate this Agreement.
(ii)Notwithstanding the termination or expiration of this Agreement,
(x) the obligations of Owner to pay amounts due to Asset Manager in respect of all fees, costs, and expenses accruing under this Agreement with respect to periods prior to the effective time of the termination or expiration hereof and (y) the provisions of Sections 7 and 8, shall, in each case, survive any termination or expiration of this Agreement.
(d)Asset Manager shall not be required to advance any funds or obligate itself in any manner to third parties for or on behalf of Owner.
(e)Owner hereby represents and warrants to Asset Manager, as of the Effective Date, and with respect to any Non-EG Sourced Property or Legacy Property added after the Effective Date, then solely with respect to such Non-EG Sourced Property or Legacy Property, as of the date on which such Non-EG Sourced Property or Legacy Property is included as a “Property” hereunder, as follows to the best of its knowledge:
(i)Owner (A) has the requisite authority to enter into this Agreement, and this Agreement constitutes its legal, valid, binding, and enforceable agreement, (B) is duly organized, validly existing, and in good standing in the jurisdiction in which it is organized, and (C) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations.
(ii)Owner, or a subsidiary of Owner, is the sole and exclusive owner of the Properties and has the authority to engage Asset Manager to perform the Services with respect to the Properties.
(iii)Execution and performance by Owner of this Agreement (A) do not breach any agreement of Owner with any third party or any duty arising in law or equity,

(B) do not violate any applicable federal, state, or local laws, rules, ordinances or regulations, (C) are within its governing powers, and (D) have been authorized by all necessary corporate or limited liability company action of Owner.

(iv)No consent, approval, authorization, or order of any state or federal court or governmental agency or body is required for the consummation by Owner of the transactions contemplated herein except for those consents, approvals, authorizations, or orders that previously have been obtained and except where the failure to obtain those consents, approvals, authorizations, or orders is unlikely to affect materially and adversely either the ability of Owner to perform its obligations under this Agreement or the financial condition of Owner.
(v)Except as previously disclosed to Asset Manager in writing or as set forth on Schedule I attached hereto, there is no pending or threatened, material litigation or arbitration (or other alternative dispute resolution) proceeding or material labor disputes regarding the Owner or the Properties; and Owner will, to the extent legally permissible, promptly inform Asset Manager of any investigations or proceedings by any foreign, federal, state agencies or material investigations or proceedings by any municipal governmental agencies regarding the Owner or the Properties that occur during the term of this Agreement.
(vi)There are no material breaches or violations of any environmental laws and/or hazardous materials that have been identified at any Property, and Owner agrees to promptly inform Asset Manager in writing of any such events that occur during the term of this Agreement.
(vii)The Properties, including, without limitation, the maintenance thereof, are (subject to any cure periods) in material compliance with all Compliance Obligations, and Owner has not received any written notices of material non-compliance in connection with the foregoing, and Owner agrees to promptly inform Asset Manager in writing of any written notice of material violation of any applicable Compliance Obligation (as defined below), regarding a Property that occurs during the term of this Agreement.
(viii)There are no outstanding unpaid taxes, including real estate taxes, on the Properties which exceed $25,000 on any individual Property, or $1,000,000 on the Properties in aggregate.
(ix)The insurance required herein to be maintained by Owner is in full force and effect and all pending insurance claims with respect to the Properties which exceed $100,000 on any individual Property, or $1,000,000 on the Properties in the aggregate, have been fully disclosed to Asset Manager in writing.
(x)Other than as previously disclosed in writing, any rent disputes or other tenant disputes or claims against Owner in connection with the Properties which have a monetary claim reasonably estimated to exceed $100,000 on any individual property, or
$1,000,000 on the Properties in the aggregate, upon full adjudication of the claim have been fully disclosed to Asset Manager.
(f)Asset Manager hereby represents and warrants to Owner as follows:

(i)Asset Manager (A) has the requisite authority to enter into this Agreement, and this Agreement constitutes its legal, valid, binding, and enforceable agreement, (B) is duly organized, validly existing, and in good standing in the jurisdiction in which it is organized, and (C) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations.
(ii)Execution and performance by Asset Manager of this Agreement
(A) do not breach any agreement of Asset Manager with any third party or any duty arising in law or equity, (B) do not violate any applicable federal, state, or local laws, rules, ordinances or regulations, (C) are within its governing powers, and (D) have been authorized by all necessary corporate or limited liability company action of Asset Manager.
(iii)No consent, approval, authorization, or order of any state or federal court or governmental agency or body is required for the consummation by Asset Manager of the transactions contemplated herein except for those consents, approvals, authorizations, or orders that previously have been obtained and except where the failure to obtain those consents, approvals, authorizations, or orders is unlikely to affect materially and adversely either the ability of Asset Manager to perform its obligations under this Agreement or the financial condition of Asset Manager.
(iv)There are no legal actions pending or, to Asset Manager’s knowledge, threatened against it that would reasonably be expected to interfere with Asset Manager’s performance under this Agreement, and Asset Manager agrees to promptly inform Owner of any such legal action that occurs during the Term. Except as previously disclosed to Owner in writing, there is no pending or threatened, material litigation or arbitration (or other alternative dispute resolution) proceeding or material labor disputes regarding the Asset Manager or its affiliates; and Asset Manager will, to the extent legally permissible, promptly inform Owner of any investigations or proceedings by any foreign, federal, state agencies or material investigations or proceedings by any municipal governmental agencies regarding the Asset Manager or its affiliates that occur during the term of this Agreement.
(v)Asset Manager has obtained all necessary licenses and permits and regulatory requirements to provide the Services subject to this Agreement as of the Effective Date and will maintain the same in full force and effect during the Term, except, in each case, to the extent that failure to do so would not reasonably be expected to prevent Asset Manager from providing the Services.
(g)At its own expense, Asset Manager shall maintain each and all of the following types and amounts of insurance coverage and such other insurance as Asset Manager considers appropriate in connection with its business or as otherwise required or directed by Owner. Owner shall be named as an additional insured under Asset Manager’s automobile, commercial general liability, umbrella, and cyber policies. Further, each policy shall contain an endorsement requiring the insurer to provide Owner with thirty (30) days written notice prior to cancellation of the policy. Insurance coverage shall be as follows:

(i)Comprehensive crime insurance including employee dishonesty covering Asset Manager and all employees of Asset Manager handling Owner’s funds or other documents, with a per claim limit of not less than One Million Dollars ($1,000,000).
(ii)Errors and omissions insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence and in aggregate and naming Owner as an additional insured.
(iii)Worker’s compensation insurance in compliance with all applicable laws covering all employees of Asset Manager.
(iv)Commercial automobile liability coverage of Two Million Dollars ($2,000,000) per accident, combined single limit bodily injury and property damage (which coverage shall include, without limitation, liability assumed under any contract).
(v)Commercial general liability in the amount of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and Two Million Dollars ($2,000,000) in the aggregate, applying to bodily injury and property damage, with Broad Form Liability Endorsement on an occurrence basis and including coverage for the hazards of operation, independent contractors, products and completed operations.
(vi)Comprehensive cyber insurance, with a per-claim and aggregate limit of not less than Two Million Dollars ($2,000,000).
(vii)Directors’ and officers’ liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence and in aggregate.
(viii)Umbrella Liability insurance with a combined single limit of not less than Ten Million Dollars ($10,000,000), per occurrence, for bodily injury and property damage.
(ix)Employment Practices Liability insurance covering claims arising from actual or alleged wrongful termination, discrimination, harassment (including sexual harassment), retaliation, and other wrongful employment acts, with minimum limits of Two Million Dollars ($2,000,000) per claim and in the aggregate, including coverage for third-party liability claims. Such insurance shall include coverage for claims brought by current, former, and prospective employees, as well as tenants and other third parties interacting with employees. Coverage shall be maintained on a claims-made basis with a retroactive date no later than the inception of Asset Manager’s services under this Agreement, and Asset Manager shall maintain extended reporting period coverage (tail coverage) for at least three (3) years following termination of services under this Agreement. The policy shall not contain exclusions materially inconsistent with the scope of employment-related risks assumed by Asset Manager in performing its services.
All insurance policies required above shall be written with solvent insurance companies and Asset Manager shall furnish, or cause to be furnished, original certified copies of certificates or (at Owner's option) policies of insurance to Owner, prior to or upon the Effective Date, evidencing the insurance coverage described above. All policies that Asset

Manager is required to carry must be endorsed to provide a waiver of subrogation in favor of Owner and its partners, members, officers, directors, agents, employees, lenders, successors, and assigns (including any deductibles). Asset Manager shall notify Owner and Owner’s insurance carrier promptly upon becoming aware of any casualty, loss, injury, claim or other event which may result in a claim under any policy maintained by Asset Manager if related to the Services under this Agreement. Upon Owner’s request, Asset Manager shall furnish such evidence of all renewals to Owner within thirty (30) days following such renewal. Asset Manager will reasonably cooperate with Owner and Owner’s insurance carrier on loss control inspections, responding to recommendations and other safety issues with respect to Owner’s insurance.
Notwithstanding anything to the contrary contained herein, Asset Manager shall have thirty
(30) days following the Effective Date to obtain the insurance described in Sections 1(g)(viii) and (iv) above, provided, however, in the event that such insurance is not obtained in such time period, and provided that Asset Manager has commenced and is diligently pursuing such insurance, such thirty (30) day period shall be extended for an additional thirty (30) days.
(h)Asset Manager shall reasonably cooperate at Owner’s sole cost and expense in connection with any financing or refinancing of the Properties.
2.Obligations of Owner.
(a)Owner shall, at no additional expense to Owner beyond fees explicitly owed under this Agreement and without requirement to perform any of the Services or Asset Manager’s (or its affiliates) obligations, reasonably cooperate with Asset Manager in the performance of Asset Manager’s obligations under this Agreement and shall, if legally permissible, make available to Asset Manager all books, records and other information which are in Owner’s possession and customarily required in order to perform the Services.
(b)Owner shall not knowingly take any action that would prohibit the performance of Asset Manager’s obligations hereunder. In the event Asset Manager provides written notice to Owner regarding any action necessary to be taken by Owner in order for Asset Manager to perform any of the Services or Asset Manager’s (or its affiliates) obligations hereunder, and Owner shall fail to take such action within ten (10) Business Days following receipt of such notice, then, for so long as Owner fails to take such action (including during the ten (10) Business Day notice period), Asset Manager shall not be liable for any failure to perform any such Services or obligations so precluded, and any such failure shall not constitute an “event of default” hereunder
3.Disposition Services.
(a)During the term of this Agreement, Owner intends to utilize Asset Manager’s Disposition Services (defined below) for the disposition of Properties identified by Owner (each a, “Disposition Property”), provided, however, that such use is not guaranteed and no Property set forth on Schedule II attached hereto, which is a schedule of properties being marketed for sale (or under contract for sale) prior to the Effective Date, shall be deemed to be a

Disposition Property. If Owner subsequently elects not to utilize Asset Manager’s Disposition Services, Owner will, the first time it makes such an election, provide written notice to Asset Manager of same (the “Election Notice”) and following delivery of such Election Notice, Owner agrees to make itself available to discuss such Election Notice with Asset Manager prior to Owner engaging a new party to provide any similar disposition services for Properties hereunder.
(b)Upon the written request by Owner, Asset Manager shall provide (or cause to be provided in accordance with Section 1(b) of this Agreement) the following services (“Disposition Services”) related to the disposition of a Disposition Property:
(i)Assist Owner in development and implementing a strategy for Disposition Properties.
(ii)Coordinating with applicable real estate brokers for listing of Disposition Properties on the Multiple Listing Service(s) or other marketplace.
(iii)Obtaining Broker Price Opinions for the Disposition Properties and coordinating with Owner in setting sale price targets for each Disposition Property (provided, however, that Owner shall be responsible for the cost of the Broker Price Opinions).
(iv)Coordinating and assisting with pricing discussions subject to direction and final, written approval from Owner.
(v)Supervising, on behalf of Owner, the preparation of contracts, on such terms as are specified by Owner or those people listed on Exhibit D attached hereto, for the sale for each Disposition Property and all other documents related thereto or required to effectuate such sale, and signing such documents as are approved in writing by Owner.
(vi)Solely to the extent requested by Owner in writing (and provided, that any such costs and expenses related thereto and approved in writing by Owner are borne by the Owner), take appropriate action to preserve and/or renovate any of the Disposition Properties as deemed necessary or highly advisable in Asset Manager’s best judgment, and approved by Owner, which shall include, but are not limited to, actions to:
(i) repair and maintain the Disposition Property and any of its fixtures, built-in appliances, and equipment; (ii) provide landscaping of the Disposition Property; (iii) clean and remove trash from the interior and exterior of the Disposition Property; (iv) ensure that all utilities are available and/or functional at the Disposition Property; and (v) hire or retain the services of contractors, subcontractors, and vendors to take any of the foregoing actions (“Property Preservation Services”).
(vii)Coordinating with all necessary parties for the closing and funding of disposition transactions.

(viii)Assisting in developing or gathering Owner’s due diligence materials, including the creation and maintenance of virtual data rooms with the customary documents needed by potential buyers of any Disposition Property as part of their diligence of the potential acquisition.
(ix)Maintaining records of all documents entered to effectuate the disposition of any Property and providing such records to Owner within thirty (30) days of the closing of the disposition, to the extent such records are available with such time period, or within five (5) days of receipt of any documents not received within such thirty (30) day period.
(x)Unless otherwise approved by Owner in writing, Owner’s preferred title company shall be Republic Title.
(xi)Providing any other related service requested by Owner and agreed to by Asset Manager.
(c)Owner shall pay the Asset Manager (or an entity designated by Asset Manager) 1.0% of the gross sales price for each Disposition Property in which the Asset Manager provided (or caused to be provided in accordance with Section 1(b) of this Agreement) all necessary (as determined by Owner in its sole discretion) Disposition Services (the “Disposition Fee”) and such Disposition Fee shall be due and payable upon the closing of the sale of each Disposition Property. Notwithstanding the foregoing, Asset Manager shall not be entitled to a Disposition Fee with regard to the sale of any Property to a NexPoint Controlled Transferee.
(d)Owner shall, on or within a reasonable time after the Effective Date and from time to time upon reasonable request from Asset Manager, deliver to Asset Manager one or more original executed Limited Powers of Attorney substantially in the form attached hereto as Exhibit C (each, a “Power of Attorney”), authorizing Asset Manager to sign documentation as the attorney-in-fact of Owner in order for Asset Manager to perform the Disposition Services in accordance with the terms and conditions of this Agreement. The Parties agree to cooperate in good faith to update the Power of Attorney as reasonably requested by either Party, but neither Party shall be in breach of this Agreement for failure to make any such updates. Asset Manager hereby acknowledges and agrees that Asset Manager will, in accordance with the Accepted Management Practices (a) designate those persons who will be authorized by Asset Manager from time to time to execute documents on behalf of Owner pursuant to this Power of Attorney (the “Authorized Signatories”); (b) promptly provide a list of such Authorized Signatories to Owner upon execution of this Agreement and upon each revision to such list; (c) monitor and supervise its employees and third party agents, including all Authorized Signatories in the conduct of those functions and activities authorized by this Power of Attorney to ensure compliance with the Agreement, Accepted Management Practices, and the Power of Attorney; and (d) take commercially reasonable actions, steps and precautions to ensure that Asset Manager, either directly or indirectly through an employee of Asset Manager or third party agent, does not act in any manner that exceeds the authorization granted under the Power of Attorney, or in any way circumvents or otherwise modifies the rights, duties, obligations, or restrictions placed on the Asset Manager under this Agreement. Asset Manager may request in writing that

Owner execute certificates, resolutions or other similar documents from time to time as needed to evidence Asset Manager’s right to perform the Services and if Owner fails to provide any such documents so requested by Asset Manager within ten (10) Business Days of such request, and such failure precludes Asset Manager’s ability to perform any of the Services or Asset Manager’s (or its affiliates) obligations hereunder, then, for so long as Owner fails to execute the relevant certificates, resolutions or other similar documents (including during the ten (10) Business Day notice period), Asset Manager shall not be liable for any failure to perform any such Services or obligations so precluded, and any such failure shall not constitute an “event of default” hereunder.
4.No Exclusivity. Neither this Agreement, nor the provision of Services by Asset Manager pursuant to the terms hereof, shall in any way limit the ability of Asset Manager to enter into similar agreements or provide similar services to or with other persons to the extent Asset Manager is able to provide the Services to Owner in accordance with all Accepted Management Practices, does not use Confidential Information obtained in the provision of the Services to benefit third parties for whom Asset Manager provides other services in violation of Section 8(i) of this Agreement, and Asset Manager’s conduct shall not materially adversely affect the Properties or the performance of the Services hereunder by Asset Manager.
5.Reimbursement; Compensation.
(a)Owner shall pay for or, if applicable, reimburse Asset Manager for, all reasonable, documented out-of-pocket expenses incurred by Asset Manager in the performance of the Services, to the extent that such expenses relate to the categories listed on Exhibit B attached hereto (or otherwise agreed to by Owner in writing (email from an individual on Exhibit D attached hereto being sufficient)) and in each case, incurred in accordance with the applicable provisions of this Agreement and the Approved Annual Budget (subject to Permitted Variances). “Permitted Variance” means, with respect to the matters contained in any Approved Annual Budget that is then in effect, (a) any expenditure in respect of real estate or other taxes, assessments, water, sewer, electric power, or other rents, rates and charges assessed or imposed by any Regulatory Authority (as defined below) that are due and owning and not subject to an ongoing dispute or claim for reduction, and (b) any other expenditure that does not cause the aggregate amount of expenditures in (i) any particular line item in such Approved Annual Budget to be exceeded by more than five percent (5%), or (ii) the line item reflecting the total aggregate costs contained in such Approved Annual Budget to be exceeded by more than ten percent (10%).
(b)In consideration of the performance of the Services, Asset Manager shall be entitled to receive, and Owner shall pay to Asset Manager an annual fee in an amount equal to 0.24% of the Net Asset Value (as hereafter defined) of the Properties, to be paid monthly in arrears (the “Asset Management Fee”). “Net Asset Value” shall mean: the prorated share of the net asset value disclosed in the most recent filing by VineBrook Homes Trust, Inc. with the Securities and Exchange Commission, such proration to be based on the value of the Properties relative to all properties owned by VineBrook Homes Trust, Inc. or its subsidiaries.
6.Nature of Relationship between Parties. The relationship between the Parties shall be that of independent contractors. Nothing contained in this Agreement shall be deemed to make Asset Manager an employee, partner, co-venturer or other participant in the business or operations of Owner, or in any manner to render Asset Manager liable, as principal, surety, guarantor, agent or otherwise, for any of the debts, obligations or liabilities of Owner, whether incurred directly by Owner or by Asset Manager on behalf of Owner in accordance with this Agreement; it being understood that such debts, obligations and liabilities are and shall be and remain solely those of Owner except as required under the indemnification provisions of this Agreement.
7.Limitation of Liability; Indemnification.
(a)Asset Manager shall indemnify, defend, protect and hold harmless Owner and its affiliates, and their respective members, managers, officers, directors, partners, attorneys, agents, principals, consultants, and employees (each, an “Owner Indemnitee”), from and against any and all losses, claims, actions, causes of action, liabilities, damages, deficiencies, and reasonable and documented out-of-pocket costs and expenses, including (but not limited to) interest, penalties and reasonable and documented out-of-pocket attorneys’ fees (the foregoing being “Claims”), arising out of, or to the extent attributable to, any or all of (i) the gross negligence, fraud, bad faith, illegal activity, or willful misconduct of Asset Manager (ii) any failure of Asset Manager to materially perform any of its obligations as and when required under this Agreement, but only following the expiration of any applicable notice and cure periods, or (iii) a knowing and intentional breach of any representation made by Asset Manager in this Agreement. Asset Manager shall not however, owe any indemnity under this Agreement to the extent the matter for which indemnification is sought is (x) caused by, relates to, or arises from, any Owner Indemnitee’s gross negligence, fraud, bad faith, illegal activity, willful misconduct or material breach of this Agreement or (y) one for which Owner owes Asset Manager indemnification, and provided, further, that Asset Manager’s indemnification obligations hereunder (other than to the extent arising under clause (i) or clause (iii) of this Section 7(a)) shall not exceed the greater of the insurance proceeds available from policies carried by Asset Manager or the amount of all compensation received by Asset Manager under this Agreement. The indemnification contained in this Section 7(a) shall survive any termination of this Agreement.
(b)Owner shall defend, indemnify, protect and hold harmless Asset Manager, Asset Manager’s affiliates and owners, and their respective members, managers, officers, directors, partners, attorneys, agents, principals, contractors, subcontractors and employees, and each of them, (each, an “Asset Manager Indemnitee”) from and against any and all Claims, arising out of, or to the extent attributable to, any or all of (i) any act or omission in connection with the performance by Asset Manager of its duties in accordance with this Agreement, (ii) the failure of Owner to materially perform its obligations hereunder as and when required under this Agreement, but only following the expiration of any applicable notice and cure periods, (iii) conduct at or management of the Properties prior to the Effective Date, (iv) conduct of Owner prior to the Effective Date, or (v) the material breach of any representation made by Owner in this Agreement. Owner shall not, however, owe any indemnity under this Agreement to the extent the matter for which indemnification is sought is (x) caused by, relates to, or arises from, any Asset Manager Indemnitee’s gross negligence, fraud, bad faith, illegal activity, willful misconduct or material breach of this Agreement or (y) one for which Asset Manager owes Owner indemnification. The indemnification contained in this Section 7(b) shall survive any termination of this Agreement.

(c)Within 15 days after receipt by a party seeking indemnification (“Indemnified Party”) of written notice of the commencement of any proceeding against it regarding a Claim for which the Indemnified Party seeks indemnification, as applicable, such Indemnified Party will give written notice (in reasonable detail and indicating the estimated amount of such Claims, in each case to the extent reasonably practicable) to the party from whom indemnification is sought (such party, the “Indemnifying Party”) of the commencement of such proceeding. The failure to notify the Indemnifying Party within such 15-day period will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice. If any such proceeding is brought against an Indemnified Party and such Indemnified Party gives notice thereof to the Indemnifying Party, the Indemnifying Party will be entitled to participate in such proceeding (at its sole cost and expense) or, subject to the limitations set forth herein, to assume the defense of such proceeding (at its sole cost and expense) with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of a proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding; provided, that the Indemnified Party shall have the right to participate in the defense of any claim or proceeding with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided, further, that the Indemnified Party shall have the right to participate in the defense of any claim or proceeding with separate counsel paid for by the Indemnifying Party if the Indemnified Party, on advice of counsel, notifies the Indemnifying Party that there is a conflict of interest between the Indemnified Party and the Indemnifying Party or the Indemnified Party has defenses available to it that are not available to the Indemnifying Party. If the Indemnifying Party assumes the defense of a proceeding, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof. The Indemnifying Party’s right to conduct the defense of a proceeding will be conditioned upon the Indemnifying Party’s continued diligent, good-faith defense of such proceeding. If the Indemnifying Party ceases to diligently defend in good faith such proceeding after 10 days’ written notice thereof by the Indemnified Party, the Indemnified Party may thereafter defend, compromise and settle such third-party proceeding. Unless the settlement, compromise or consent provides for a full release of the Indemnified Party with regard to the Claims on which the Indemnified Party sought indemnification, no Indemnifying Party will settle, compromise or consent to the entry of a judgment of any claim or proceeding subject to this Section 7 without the prior written consent of the Indemnified Party, which consent may be granted or withheld in the Indemnified Party’s sole discretion.
(d)OTHER THAN AS THE RESULT OF ASSET MANAGER’S OR OWNER’S BAD FAITH, GROSS NEGLIGENCE, FRAUD, ILLEGAL CONDUCT, OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION, EXCEPT TO THE EXTENT OWED TO THIRD PARTIES. FURTHER, NO DIRECT OR INDIRECT PARTNER, SHAREHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AFFILIATE,

BENEFICIARY, MANAGER OR AGENT IN OR OF EITHER PARTY (AND NO OFFICER, DIRECTOR, EMPLOYEE, AGENT, MANAGER OR TRUSTEE OF ANY OF THE FOREGOING) WILL BE PERSONALLY LIABLE FOR THE PERFORMANCE OF SUCH

PARTY’S OBLIGATIONS UNDER THIS AGREEMENT. THE LIABILITY OF OWNER FOR OWNER’S OBLIGATIONS UNDER THIS AGREEMENT WILL BE LIMITED TO OWNER’S INTEREST IN THE PROPERTIES AND ASSET MANAGER AGREES TO LOOK SOLELY TO OWNER’S INTEREST IN SUCH PROPERTIES AND NOT TO OWNER GENERALLY OR ANY DIRECT OR INDIRECT PARTNER, SHAREHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AFFILIATE, BENEFICIARY, MANAGER OR AGENT IN OR OF OWNER TO ENFORCE ASSET MANAGER’S RIGHTS ARISING UNDER THIS AGREEMENT. OWNER AGREES TO LOOK SOLELY TO ASSET MANAGER AND NOT TO ANY DIRECT OR INDIRECT PARTNER, SHAREHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AFFILIATE, BENEFICIARY, MANAGER OR AGENT IN OR OF ASSET MANAGER TO ENFORCE ITS RIGHTS HEREUNDER.
(e)Notwithstanding anything herein to the contrary (but provided in each case that neither Asset Manager, nor anyone one acting at its direction or on its behalf, nor any of their directors, agents (including any third-party to whom Asset Manager has delegated the performance of any of its duties or obligations under this Agreement), employees, or officers (collectively with Asset Manager, the “Asset Manager Parties”), has directed a party to undertake the conduct at issue, or acted in an illegal manner or with fraud, bad faith, gross negligence or willful misconduct in connection therewith nor materially breached this Agreement beyond any applicable notice and/or cure periods), Asset Manager assumes no liability and shall not be liable for: (a) any acts or omissions of (i) Owner or any previous or subsequent owners of each Property unless Asset Manager, or any Asset Manager Party, was a previous or subsequent owner of the applicable Property when such act or omission occurred, (ii) any previous or subsequent asset managers or other agents of Owner or any previous owner of each Property, other than any Asset Manager Party, (iii) any third parties who were engaged by or on behalf of Owner or any previous owner of each Property, or subsequent or previous asset manager, including, without limitation, any service providers, contractors, subcontractors, vendors or other providers, other than any Asset Manager Party or (iii) any other third party not engaged by any Asset Manager Party; (b) any failure of or default by any tenant (other than an Asset Manager Party) in the payment of any rent or other charges due Owner, or for any such tenant’s failure to perform any of its obligations under its lease or with respect to such tenant’s or its invitees’ conduct at the Property, or in the performance of any obligations owed by any tenant (other than an Asset Manager Party) to Owner pursuant to any rental agreement or otherwise; (c) any liability for violations of environmental laws; (d) the financial performance of each Property; (e) compliance by each Property, any building thereon or any equipment therein with the requirements of any applicable laws (including the Americans with Disabilities Act or similar state or local law) (collectively, “Compliance Obligations”); (f) any fees or costs associated with the remediation, maintenance, repair or replacement of a Property to address any inspection items noted on a inspections requested by the state, county, city or municipality including, but are not limited to, code compliance inspections, subsidized housing inspections and rental license inspections (collectively, “City Requested Inspections”) or otherwise required by a city or municipality in which a Property sits; and/or (g) any fines, fees or costs assessed by any City Requested Inspection of a Property.
8.Miscellaneous.

(a)Governing Law, Forum, No Jury Trial. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas.

EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS AND EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.
EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Parties. Any amendment or waiver effected in accordance this section shall be binding upon the Parties hereto.
(c)Entire Agreement. This Agreement, the Property Management Agreement, the Development Services Agreement, and the Letter Agreement, together with the exhibits attached hereto and thereto, constitute the entire agreement between the parties and supersedes any prior agreements, promises, negotiations between Asset Manager and Owner relating to the subject matter of this Agreement.
(d)Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and may be sent by United States mail, postage prepaid, electronic mail, or overnight courier or messenger, to the respective parties at the addresses shown below or at such other addresses as the parties hereto may, from time to time, hereafter designate in writing:

If to Owner:	c/o NexPoint Real Estate Advisors V, L.P. 300 Crescent Court, Suite 700 Dallas, Texas 75201 Attention: Legal Department, VineBrook Email: legal@nexpoint.com

If to Asset Manager:    c/o Evergreen Residential Holdings, LLC

1999 Bryan Street, 13th Floor Dallas, Texas 75201 Attention: Legal Department
Email: legal@evergreenresi.com

With a copy to:    Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, New York Attention: Kris Agarwal
Email: kagarwal@willkie.com

(e)Severability. If any provision or term of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent of law unless the consideration for the Agreement is negated.
(f)Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which, when so executed and delivered, shall constitute an original, but all of which, when taken together, shall constitute one contract. Delivery of an executed counterpart of this Agreement by .pdf or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Agreement.
(g)Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party hereto; provided, that Asset Manager may assign this Agreement to an affiliate of Asset Manager without the consent of Owner, but upon thirty (30) days’ prior written notice to Owner, and Owner may without the consent of Asset Manager, but upon thirty (30) days’ prior written notice to Asset Manager, assign this Agreement to a NexPoint Controlled Transferee, so long as such affiliate is the owner of the Properties at the time of, or in conjunction with, such assignment. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto and the predecessors shall not be relieved of their liability for any of their obligations under this Agreement arising prior to the assignment of the Agreement.
(h)Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(i)Confidentiality.
(i)In performing their obligations pursuant to this Agreement, either Party may disclose to the other Party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including, without limitation, documents), certain non- public confidential or proprietary information, including, without limitation, the names and addresses of tenants, the Properties, a Party’s customers, marketing plans and objectives, research and test results, operating budgets and other information that is confidential and the property of the Party disclosing the information (“Confidential Information”). The Parties agree that the term “Confidential Information” shall include (a) business information (including all operating budgets, marketing plans, products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (b) technical information (including software, algorithms, models, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works).
(ii)Each Party (including, without limitation, its respective current and future affiliates, direct and indirect beneficial owners, and their respective officers, directors, managers, counsel, representatives, employees, advisors, accountants, auditors and/or agents (“Representatives”)) shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing Party, disclose any Confidential Information of the disclosing Party in violation of this Agreement; provided, however, that there shall be no obligation on the part of the Parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either Party or any of its respective Representatives from a third party on a non-confidential basis provided that to such receiving Party’s knowledge such third party is not prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation to the other Party, its Representatives or another party or (iv) was or hereafter is independently developed by either Party or any of its Representatives without violation of its obligations under this Agreement. Each Party represents and covenants that it will protect the Confidential Information of the other Party in accordance with prudent business practices and will use at least the same degree of care to protect the other Party’s Confidential Information that it uses to protect its own confidential information of a similar type. Notwithstanding anything contained herein to the contrary, (A) a receiving Party shall be permitted to disclose Confidential Information (i)(a) to any Regulatory Authority (as defined below), without notice to, or consent by, the disclosing Party, (1) in the course of an ordinary examination, inquiry, or routine audit, that does not target the other Party, the Properties, this Agreement, or the Confidential Information and (2) as otherwise required by applicable law, rule, or regulation, (including those of the Securities and Exchange Commission (“SEC”), which may require public disclosure of such information) and (b) in the event that the receiving Party or any of its Representatives receives a request or is required by applicable law, rule, regulation, legal proceeding, court order, subpoena, deposition, administrative proceeding, inspection, audit, civil investigative demand, formal or informal investigation by any government or governmental agency or authority or other legal, governmental or regulatory process, or other legal process, to disclose all or part of the Confidential Information to, among others, a court, arbitral panel, governmental agency or other tribunal, the receiving Party will, to the extent legally permitted, notify the disclosing Party of the request, reasonably cooperate with the disclosing Party in seeking a protective order or request for other appropriate remedy to the extent legally permissible and at the sole cost and expense of the disclosing Party, disclose only that portion of

Confidential Information which is requested or legally required to be disclosed and exercise its commercially reasonable efforts to ensure that confidential treatment will be accorded to the Confidential Information by the party receiving the same, (ii) to any actual or potential investor, lender, rating agency or their respective Representatives in connection with an equity investment, financing, refinancing or securitization, of a Property, (iii) that is disclosed in connection with litigation regarding this Agreement or the subject matter contained herein, or (iv) to such receiving Party’s Representatives so long as such Representative is made aware of the confidential nature of the Confidential Information; such receiving Party agrees to be responsible for any action of its Representatives that would amount to a breach of the confidentiality obligations contained herein if such Representative were the receiving Party and (B) Asset Manager shall be permitted to disclose (1) the Confidential Information to Asset Manager Vendors (and such parties shall be permitted to further disclose) to the extent reasonably necessary (as determined by Asset Manager in accordance with all Accepted Management Practices) to perform the Services but Asset Manager agrees to be responsible for any action of any Asset Manager Vendor that would amount to a breach of the confidentiality obligations contained herein if such Asset Manager Vendor was the receiving Party and (2) the relevant portions of this Agreement, (including the Power of Attorney) to any title company or any other party that requires, as part of Asset Managers performance of the Services, evidence of Asset Manager’s authority to perform its obligations under this Agreement or to delegate the same to Asset Manager Vendors; provided that, in the case of the foregoing clause (A), such persons are informed of the confidential nature of the information. As used herein, “Regulatory Authority” means all local, state and federal regulatory authorities, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or to Owner, Owner’s affiliates or Asset Manager.
(iii)The Parties agree that the disclosing Party owns all rights, title and interest in and to its Confidential Information and any and all modifications to such Confidential Information, and that the Party receiving the Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The Parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving Party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement and in furtherance of the Services. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise. Notwithstanding anything to the contrary contained herein, Owner shall own all Confidential Information with respect to the Properties, which, for the avoidance of doubt, shall not include any Confidential Information relating to Asset Manager or any Asset Manager Vendor), and Owner, subject to compliance with the provisions of Section 8(i)(vi), shall be free to disclose such Confidential Information to third parties in its sole discretion.
(iv)Following termination of this Agreement, upon the request of the disclosing Party, the non-disclosing Party will, promptly after receiving a written request by the disclosing Party, destroy all Confidential Information furnished to it and/or any of its Representatives by or on behalf of the disclosing Party. Except to the extent a Party is advised by legal counsel that such destruction is prohibited by applicable law, the non- disclosing Party and its Representatives will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by the non- disclosing Party and/or its Representatives based upon, containing or otherwise reflecting any Confidential Information; provided, however, that neither the non-disclosing Party nor any of its Representatives shall be obligated to return or destroy Confidential Information
(i) to the extent it has been electronically archived by any such Party in accordance with its automated security and/or disaster recovery procedures as in effect from time to time or
(ii) to the extent required by law or their respective internal record retention policies for legal, compliance or regulatory purposes; provided that any such Confidential Information retained shall remain subject to the confidentiality provisions contained herein for (x) with respect to Confidential Information pertaining to Asset Manager’s or any Asset Manager Vendor’s business information or operations, for two (2) years following the date on which Asset Manager is no longer providing the types of services covered by this Agreement for any property owned by Owner or its affiliates and (y) with respect to all other Confidential Information not covered in subclause (x) hereof, one (1) year following the date on which Asset Manager is no longer providing the types of services covered by this Agreement for any property owned by Owner or its affiliates, provided, however, notwithstanding the foregoing, Owner may not, without the prior written consent of the relevant Manager Owner (as defined below) (which consent may be granted or withheld in such Manager Owner’s sole discretion), make any announcement suggesting that Owner is working with, or in a contractual relationship with, any person or entity that Owner knows to be a Manager Owner unless a separate written agreement exists between such Manager Owner and Owner or its affiliates. At the request of the disclosing Party made at the time of its request for the return and/or destruction of Confidential Information, the return and/or destruction of materials in accordance with the foregoing shall be confirmed to the disclosing Party in writing by an authorized officer of the non-disclosing Party.
(v)Owner has informed Asset Manager of the applicability of United States federal and state securities laws to the use of material, non-public information, specifically as it relates to trading in securities of VineBrook Homes Trust, Inc., the indirect parent of Owner, and Asset Manager agrees to comply, shall inform all Asset Manager Parties and use commercially reasonable efforts to cause the Asset Manager Parties to comply, with such rules and related regulations in all material respects and, the VineBrook Homes Trust, Inc. insider trading policy, which was provided to Asset Manager prior to its execution of this Agreement.
(vi)In addition to the foregoing requirements of this Section 8(i), each Party agrees that it shall obtain, use, retain and share information concerning tenants of each Property and prospective tenants of any Property, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, including all nonpublic personal information of or related to customers or consumers of either Party, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account, financial, transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under applicable laws (“Customer Information”), in compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999 and its implementing regulations. Asset Manager agrees that it will not disclose or use any Customer Information, including any Customer Information relating to tenants of each Property and prospective tenants of any Property other than to carry out the purposes for which such information has been disclosed to it hereunder. Asset Manager agrees that Owner owns all rights, title and interest in and to the Customer Information, including any Customer Information relating to tenants of each Property. Further, Asset Manager agrees that it will not disclose to Owner any Customer Information that contains consumer credit information regarding a natural person or other information that would be subject to applicable privacy laws or restriction on disclosure. Asset Manager hereby agrees to comply with all applicable laws and regulations related to consumer protection and the Data Processing Addendum agreed to by the Parties, attached hereto as Exhibit E attached hereto and incorporated herein by reference.
(vii)Neither Party nor any of their respective affiliates shall issue any press releases or otherwise make any public statements with respect to the other Party, any Asset Manager, Owner, or any of their respective affiliates, or the transactions contemplated by this Agreement, including, without limitation, making reference to or using the name of the other Party, any Manager Owner, or any of their respective affiliates, under any circumstance, without the prior written consent of Asset Manager, such Manager Owner or Owner, as applicable, which consent may be granted or withheld in Asset Manager’s, such Manager Owner’s or Owner’s sole discretion, as applicable. The Parties agree, however, that Owner and its affiliates may make such disclosures as are required by them by the regulations of the SEC without the consent of Asset Manager, Manager Owner or any of their affiliates.
9.Additional Rights of Asset Manager. Notwithstanding anything in this Agreement to the contrary, Owner shall not, directly or indirectly, make or take any of the following actions or decisions without the express prior written approval of Asset Manager (which consent shall not be unreasonably withheld, conditioned or delayed), in each instance, other than with respect to clause (f) below, which shall only require prior written notice to Asset Manager:
(a)incur any indebtedness that would require disclosure of Asset Manager’s or its affiliates’ direct or indirect beneficial owners (each, a “Manager Owner”);

(b)enter into any securitization or capital markets transaction that would subject Asset Manager to risk retention requirements or require public disclosure concerning Asset Manager, its affiliates or any Manager Owner, aside from the public disclosure required by applicable law, rule or regulation regarding Asset Manager and that Asset Manager is the Asset Manager of the Properties in the securitization or capital markets transaction;

(c)enter into any litigation settlement with any regulatory or licensing authority that could reasonably be known by Owner to cause a material adverse effect to Asset Manager and/or regulatory oversight or licensing obligations on Asset Manager, its affiliates or any Manager Owner, that differ from Asset Manager’s obligations under this Agreement;

(d)engage in any action(s) that would require Asset Manager, its affiliates or any Manager Owner to register with the SEC (as a registered investment adviser, broker dealer or otherwise) or any other regulatory body;

(e)pursue or otherwise commence an initial public offering or other listing of securities on a nationally recognized exchange, merger or combination transaction with respect to Owner to the extent such transaction would, to Owner’s actual knowledge, impose, on Asset Manager, its affiliates or any Manager Owner, any filing or disclosure obligation with a state or federal regulatory agency; or

(f)commit to do any of the foregoing in clauses “(a)” through “(d)”. [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

OWNER:

By:         Name:
Title:

[Signatures continue on following page]

Signature Page to Asset Management Agreement

ASSET MANAGER:
EVERGREEN ASSET MANAGEMENT, LLC
a Delaware limited liability company

By:
Name:
Title:

[End of signatures]

Signature Page to Asset Management Agreement

EXHIBIT A
ASSET MANAGEMENT SERVICES

(Intentionally Omitted.)

Exhibit A to Asset Management Agreement

EXHIBIT B
PERMITTED THIRD-PARTY VENDOR CATEGORIES

(Intentionally Omitted.)

Exhibit B to Asset Management Agreement

EXHIBIT C
LIMITED POWER OF ATTORNEY FORM OF LIMITED POWER OF ATTORNEY
(Intentionally Omitted.)

Exhibit C to Asset Management Agreement

EXHIBIT D

OWNER AUTHORIZED REPRESENTATIVES

(Intentionally Omitted.)

Exhibit D to Asset Management Agreement

EXHIBIT E

DATA PROCESSING ADDENDUM

(Intentionally Omitted.)

Exhibit E to Asset Management Agreement

SCHEDULE I LITIGATION
(Intentionally Omitted.)

Schedule 1 to Asset Management Agreement

SCHEDULE II
PROPERTIES MARKETED FOR SALE OR UNDER CONTRACT
(Intentionally Omitted.)

Schedule II to Asset Management Agreement